Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 19, 2020, relating to the consolidated financial statements of ProPetro Holding Corp. and Subsidiary, and the effectiveness of the ProPetro Holding Corp. and Subsidiary internal controls over financial reporting, appearing in the Annual Report on Form 10-K of ProPetro Holding Corp. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Houston, Texas

November 5, 2020